EX-99.d.2

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 7th of December, 2011 by and between Innovator Management LLC, a Delaware limited liability company (the “Advisor”), and Trust & Fiduciary Management Services, Inc., a Massachusetts corporation (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated December 7, 2011  (the “Advisory Agreement”), with Academy Funds Trust (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.           Appointment as Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.  In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets.  The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.           Duties of the Sub-Advisor.

(a)           Investments.  The Sub-Advisor is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on an ongoing basis.  In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets.  The Advisor agrees to provide the Sub-Advisor information concerning (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

(b)           Compliance with Applicable Laws, Governing Documents and Trust Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with:  (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws provided to the Sub-Advisor; (B) the Prospectus provided to the Sub-Advisor; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies’ and Sub-Advisors’ duties under this Agreement.  The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of:  (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By-Laws; or (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor.  In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes.  The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO:  (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by

Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c)           Sub-Advisor Compliance Policies and Procedures.  The Sub-Advisor shall promptly provide the Trust CCO with copies or summaries of:  (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures.  Notwithstanding the foregoing, the Trust CCO may reasonably request and the Sub-Advisor shall provide full copies of any procedure or policy that relate to the services provided by the Sub-Advisor under this Agreement.  The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets.  The Sub-Advisor shall provide to the Trust CCO:  (i) quarterly reports regarding the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) certifications regarding whether there were any Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets.  At least annually, the Sub-Advisor shall provide a certification to the Trust CCO to the effect that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.  The Trust and the Advisor acknowledge that the Sub-Advisor is not the compliance agent for any Fund or for the Trust or the Advisor, and does not have access to all of each Fund’s books and records necessary to perform certain compliance testing.

(d)           Voting of Proxies.  The voting of proxies shall be the responsibility of the Advisor.  The Sub-Advisor shall not have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time.  However, the Sub-Advisor shall provide assistance and advice to the Advisor, as requested, regarding voting matters.

(e)           Agent.  Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that, the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under this Agreement and the Trust’s governing documents.

(f)           Brokerage.  The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall execution available.  In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion.  The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund.  Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason. In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 and Rule 10f-3 procedures.  The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, and the Trust’s principal underwriter (and the other Sub-Advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers.  The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Sub-Advisor Assets and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Advisor’s Assets and to such other clients.

(g)           Securities Transactions.  In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person the Trust, the Advisor, the Sub-Advisor or the

Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Fund with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Fund assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”).  The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions.  By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above.  The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor.  The Advisor and the Trust, however, each understand, acknowledge, and agree that the Fund is managed by the Sub-Advisor using investment models which are used by the Sub-Advisor and its affiliates to manage other accounts (specifically including, but not limited to, other registered investment companies), that such other accounts may have portfolio holdings that are substantially similar or identical to those of a Fund, and that the use of portfolio holdings information related to such other accounts is not subject to the restrictions of this Agreement or the Fund’s policies and procedures related to the disclosure of portfolio holdings.

(h)           Code of Ethics.  The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any material issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor and the Board of Trustees.

(i)           Books and Records.  The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the

Trust upon request; provided, however, that the Sub-Advisor may retain a copy of such records if required to do so by law or regulation. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)           Information Concerning Sub-Advisor Assets and the Sub-Advisor.  From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request.  The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any material changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor.  The Sub-Advisor will promptly notify the Advisor of any pending significant investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.  Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k)           Valuation of Sub-Advisor Assets.  The Sub-Advisor agrees to take reasonable steps to monitor the Sub-Advisor Assets and to notify the Advisor or its designee on any day that the Sub-Advisor determines that a significant event has occurred with respect to one or more securities held in the Sub-Advisor Assets such that, in the Sub-Advisor’s reasonable judgment, the price of the security(ies) as of the close of trading is not a valid indicator of the value of the security(ies).  As requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio.  Such assistance may include advice on fair value pricing of portfolio securities, as requested by the Advisor, provided that the Advisor and the Trust understand that the Sub-Advisor is not the Fund’s valuation agent and that any information provided in accordance with this section is for informational purposes only.  The Sub-Advisor agrees that it will act, at all times, in accordance with the Trust’s Valuation Procedures as provided to the Sub-Advisor, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by the Advisor or the Trust.

The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(l)           Custody Arrangements.  The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the

Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.

(m)           Historical Performance Information.  To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(n)           Regulatory Examinations.  The Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

(o)           Marketing.                      The Sub-Advisor will use its best reasonable efforts to market the Fund in coordination with the Advisor, subject to applicable limitations imposed upon such efforts by state and/or federal law.  These efforts may include but are not limited to (i) providing regular written or oral market commentary, (ii) attending and/or participating in sales calls and (iii) review and approval of portfolio analytics for marketing materials.  The Sub-Advisor also agrees to refrain from pursuing or engaging in any other advisor mandates with parties solicited through the Fund’s marketing efforts. Advisor (and its affiliates) will give reasonable notice to Sub-Advisor as to its marketing efforts so that Advisor and Sub-Advisor will make professional and coordinated marketing efforts.  Both parties acknowledge that the Trust plans to enter selling and marketing agreements with independent 3rd parties (wholesalers, etc.) and that notice of specific marketing efforts of these independent contractors would be impractical.

3.           Independent Contractor.  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.           Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other clients, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities, except as otherwise provided in this Paragraph 4.  It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.  The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

(a)           Exclusivity.  During the term of this Agreement, the Advisor will have the exclusive right to offer the Sub-Advisor’s Matrix Income investment strategy (or a similar strategy following the same general investment approach) in a single-strategy, open-ended investment company (as defined in the 1940 Act) or a series thereof.

(b)           Restrictions Upon Termination.  If this agreement is terminated by: (i) the Sub-Advisor pursuant to Paragraph 11(b); (ii) the Advisor pursuant to Paragraph 11(b) due to the Sub-Advisor’s failure to perform its duties in accordance with this Agreement or to the Sub-Advisor’s material breach of any provision of this Agreement (collectively, “Termination for Cause”); or (iii) operation of law or regulation, then the Sub-Advisor shall not sponsor, or serve as an investment adviser to, a fund that is a single-strategy open-end investment company (as defined in the 1940 Act) or series thereof using the Sub-Advisor’s “MATRIX INCOME” investment strategy (or a similar investment strategy following the same general investment approach or style) for a period of 12 months following the effective date of the termination of this Agreement; provided, however, that the foregoing restriction shall not apply if any one or more of the following occurs: (i) the Advisor terminates this Agreement other than for Termination for Cause, or (ii) the Sub-Advisor terminates this Agreement and, on the effective date of such termination, a Fund’s assets fall below the “Minimum Threshold” amount(s) described below on the dates described below (conditions (i) and/or (ii)  being the “Shortened Period Condition”).

Dates	Minimum Threshold
Launch Date – 12/31/2012	No Minimum
01/01/2013 – 12/31/2013	$50 million
01/01/2014 – 12/31/2014	$100 million
01/01/2015 – 12/31/2015	$200 million
01/01/2016 - thereafter	$300 million

(c.)           Lapse of Exclusivity.  Even if the agreement is not terminated by either party, the exclusivity described in paragraph (a) shall cease if the Minimum Threshold asset levels denoted in paragraph (b) are not achieved and maintained.

This Paragraph 4 shall survive the termination of this Agreement.

5.           Expenses.  During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund.  With respect to marketing support, this is understood to mean that the Sub-Advisor will pay incidental travel expenses for its personnel, but that the broad expenses of marketing the fund to the public will be borne by the Advisor.  The Sub-Advisor will not be permitted to incur any marketing expenses to be borne by the Fund or the Advisor without first receiving permission from the Advisor.  The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any marketing expenses as may be reasonably incurred by the Sub-Advisor, at the specific request of and on behalf of a Fund or the Advisor.  The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.  The

Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.

6.           Compensation.  For the services provided and the expenses assumed with respect to the Fund(s) pursuant to this Agreement, the Sub-Advisor will be entitled to an annual fee for the Fund(s) as described in Exhibit A. The Advisor may from time to time waive the compensation it is entitled to receive from the Trust, however, and such waiver will have no effect on the Advisor’s obligation to pay the Sub-Advisor the compensation provided for herein.

7.           Representations and Warranties of the Sub-Advisor.  The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)           The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Sub-Advisor is a corporation, duly organized and validly existing under the laws of the state of Massachusetts, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)           The Form ADV dated July 26, 2011 of the Sub-Advisor previously provided to the Advisor (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.  The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV upon filing.

8.           Representations and Warranties of the Advisor.  The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)           The Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Advisor is a corporation duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)           The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement;

(e)           The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement; and

(f)           The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally.

During the term of this Agreement, the Trust and the Advisor agree to furnish to the Sub-Advisor at its principal offices prior to use thereof copies of all Registration Statements and amendments thereto, prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or any Series or to the public that refer or relate in any way to the Sub-Advisor or any of its affiliates (other than the Advisor), or that use any derivative of the Sub-Advisor’s name or logos associated therewith. The Trust and the Advisor agree that they will not use any such material without the prior consent of the Sub-Advisor, which consent shall not be unreasonably withheld. In the event of the termination of this Agreement, the Trust and the Advisor will furnish to the Sub-Advisor copies of any of the above-mentioned materials that refer or relate in any way to the Sub-Advisor.  The Trust and Advisor will be deemed to have furnished the foregoing documents by directing the Sub-Advisor to the appropriate internet address or by sending documents as attachments to electronic mail messages sent to the Sub-Advisor.

The Trust and the Advisor will furnish to the Sub-Advisor such information relating to either of them or the business affairs of the Trust as the Sub-Advisor shall from time to time reasonably request in order to discharge its obligations hereunder.

The Advisor and the Trust agree that neither the Trust, the Advisor, nor affiliated persons of the Trust or the Advisor shall give any information or make any representations or statements in connection with the sale of shares of the Series concerning the Sub-Advisor or the Series other than the information or representations contained in the Registration Statement, prospectus, or statement of additional information for the Trust, as they may be amended or supplemented from time to time, and reviewed and agreed to by the Sub-Advisor, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved in advance by the Sub-Advisor, except with the prior approval of the Sub-Advisor. Such approval will not be unreasonable withheld by the Sub-Advisor and Sub-Advisor agrees to reasonable turnaround times of and/all material submitted for approval.

9.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.           Liability and Indemnification.

(a)           Liability.  The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets.  The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby.  Under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub-advisor, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Advisor pursuant to this Agreement.    Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

(b)           Indemnification.  The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement or its representations and warranties herein or as a result of the Advisor’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

The Sub-Advisor shall, without exception, also indemnify the Advisor, its affiliates and its controlling persons for any claims that allege or infer that (a) Advisor’s use of the Matrix Mark (as defined herein) in accordance with the terms of this Agreement, or (b) Advisor’s use of the Matrix Mark, infringes upon the intellectual property rights of others.

11.           Duration and Termination.

(a)           Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)           Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) the Sub-Advisor on not less than 60 days written notice to the Advisor and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.  In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust to approve continuation of this Agreement.  Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.  In the event that such proposed change in control of the Sub-Advisor shall occur following either:  (i) receipt by the Advisor and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisors absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an “Information Statement”).  In addition, if the Sub-Advisor shall resign, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of an Information Statement; provided that the Sub-Advisor shall not be responsible for the amount of such costs under this section 11(b) in excess of $25,000.  Notwithstanding the foregoing, if in its sole reasonable judgment, the Sub-Advisor determines that continuing to serve in its role as Sub-Advisor under this Agreement will expose it to unwanted reputational, regulatory, financial or other risks, then the Sub-Advisor will not assume the costs or expenses (including the costs of mailing) associated in any way with the preparation or distribution of an Information Statement

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by:  (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

13.           Confidentiality.  Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets.  Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.

14.           Use of Sub-Advisor’s Name.  During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the marketing of the Fund, and agrees to furnish the Sub-Advisor at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way.

15.           Trademark License.  Subject to the terms and conditions of this Agreement, Sub-Advisor grants to Advisor, during the term of this Agreement and for a period of 12 months following the termination of this Agreement (unless the Shortened Period Condition has been met, in which case the trademark license shall continue only as long as needed to allow the trust to complete a good faith effort to remove the name from all appropriate registrations, marketing materials, and other uses), a non-exclusive, non-transferable, royalty-free license to use the mark MATRIX INCOME (“Matrix Mark”) in the United States for financial services offered and sold in connection with this Agreement. Advisor acknowledges that Sub-Advisor is the owner of all right, title, and interest in and to the Matrix Mark, the goodwill associated with the Matrix Mark, and United States Registration No. 3,977,195.

(a) Quality Control.  Advisor agrees that its use of the Matrix Mark and provision of services in connection with its use of the Matrix Mark shall be of a high standard of quality and consistent with the standard of quality implemented by Sub-Advisor with its use of the Matrix Mark. Advisor agrees that it shall not use the Matrix Mark in any manner that is misleading or that reflects unfavorably upon the reputation of Sub-Advisor or its affiliates, or goodwill symbolized by the Matrix Mark, or in any manner that is contrary to any applicable law or regulation, including, without limitation, applicable securities laws and regulations.  In each commercial material that bears the Matrix Mark, Advisor shall provide notice in the form of the “®” symbol with the Matrix Mark such as, for example, “Matrix Income®”. The following legend shall be displayed in an appropriate location on each commercial material:  “MATRIX INCOME® is a registered mark owned by Trust & Fiduciary Management Services, Inc.”

(b)  Miscellaneous Provisions.  Advisor agrees not to challenge, oppose, petition to cancel, or otherwise attack the validity of the Matrix Mark and/or Sub-Advisor’s ownership thereof.  Advisor acknowledges that it has no right, title, or interest in the Matrix Mark, and that nothing in this Agreement shall be construed as an assignment of any right, title, or interest in the Matrix Mark, except as to the license to use the Matrix Mark as provided by this Agreement.  Advisor agrees that any and all rights that may be acquired by its use of the Matrix Mark shall inure to the benefit of Sub-Advisor.

Advisor agrees that Sub-Advisor shall have the right and obligation to take action to police and enforce rights in the Matrix Mark against all third party unauthorized use of the Matrix Mark or any mark that causes a likelihood of confusion, or actual confusion, with the Matrix Mark, and to settle any proceeding brought by Sub-Advisor to terminate such unauthorized third party use. Advisor’s assistance in Sub-Advisor’s policing or enforcement shall be at Sub-Advisor’s expense.

Sub-Advisor has no express or implied obligation with any third party that conflict with the terms of this Agreement and that preclude Sub-Advisor from granting the license to Advisor to use the Matrix Mark. Sub-Advisor represents and warrants to Advisor that Sub-Advisor is the owner of the Matrix Mark.

16.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)           If to the Advisor:

Innovator Management LLC
123 South Broad Street, Suite 1630
Philadelphia, PA 19109
Attention:  President

(b)           If to the Sub-Advisor:

Trust & Fiduciary Management Services, Inc.
50 Federal Street 6th Floor
Boston, MA 02110
Attention: Chief Executive Officer

Copy (which shall not comprise notice) to:
Henshon Parker, LLP
160 Federal St. 10th Floor
Boston, MA 02110
Attn: Matthew T. Henshon, Esq.

17.           Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

18.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

21.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SIGNATURE PAGE FOLLOWS – REMAINDER OF PAGE IS BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR

INNOVATOR MANAGEMENT LLC

By: /s/David Jacovini

Name: David Jacovini

Title: President

SUB-ADVISOR

TRUST & FIDUCIARY MANAGEMENT SERVICES, INC.

By:  /s/Steven Carhart

Name: Steven Carhart

Title: Chief Executive Officer

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN
INNOVATOR MANAGEMENT LLC.
AND
TRUST & FIDUCIARY MANAGEMENT SERVICES, INC.

December 7, 2011

Innovator Matrix Income Fund

Fee Schedule (annualized):

At inception (before the first trigger)	0 bps (0.00%) of assets in the Fund
Subsequent to Trigger 1*:	25 bps (0.25%) of assets in the Fund
Subsequent to Trigger 2*:	30 bps (0.30%) of assets in the Fund

*Trigger 1- the first occasion when the previous calendar month’s average net assets in the Fund exceeds $30mm and thereafter that first occasion until Trigger 2.
*Trigger 2- the first occasion when the previous calendar month’s average net assets in the Fund exceeds $100mm and thereafter that first occasion, without exception.

Computation

The fee will be calculated (the “Calculation”) and accrued daily and payable quarterly in arrears following the last day of each calendar quarter. The Calculation is based on the applicable annual fee rate (according to the above schedule) multiplied against daily net assets of the Sub-Advisor Assets, as provided by the Fund.

As soon as practicable after the end of each calendar quarter, the Sub-Advisor shall send to the Advisor an invoice of the Calculation in reasonable detail of the fee for the calendar quarter then ended as of the close of business on the last day of such calendar quarter.  The Advisor may approve or disapprove the Calculation within ten (10) business days of its receipt.  In the event that the Calculation has been accurately prepared in accordance with the terms of this Agreement, the Advisor shall pay the fee to the Sub-Advisor within thirty (30) days after receipt of such invoice.  In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

The foregoing fee shall be accrued for each calendar day (by the Fund) and the sum of the daily fee accruals shall be paid quarterly in arrears by the Advisor to the Sub-Advisor as described herein.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate set forth in the schedule above and multiplying this product by the net assets of the Sub-Advisors Assets, as determined in accordance with the Prospectus as of the close of business on the previous business day on which the Trust was open for business.

If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within thirty (30) days after the date of termination.

EXHIBIT B

SUB-ADVISOR

FORM ADV

(Please attach)